Exhibit 2.02

       Investors Capital Holdings Reports Continued Strong Revenue Growth

     LYNNFIELD, Mass.--(BUSINESS WIRE)--Feb. 22, 2007--Investors Capital Holdings, Ltd. (AMEX: ICH) today reported revenue of $20.9 million for the fiscal quarter ended December 31, 2006, representing a 23% increase over the comparable year ago period. For the nine month period ended December 31, 2006 compared to the year ago period, representative-generated revenues increased by 19.6%, resulting in a 23.5% increase in average revenue per representative.

     Central to this year-to-date comparative increase in representative-generated revenue was a 30.0% increase in advisory services revenue (which increased at an even higher 43.8% rate during the latest quarter), particularly in the firm's A-MAP rep-directed program. Despite competitively-inspired reductions in client fee rates, this program registered an impressive 38.8% increase in contribution to profit margin for the current nine month period compared to the year ago period.

     "We're very pleased with the substantial increases in both our average revenue per representative and our fee-based advisory services revenue, said Investors Capital Holdings President, Chairman, and CEO Theodore E. Charles. "That tells me our strategy of bringing on and catering to higher producing representatives is working."

     The Company posted a net loss of $0.32 million, or $.05 per share, for the quarter ended December 31, 2006, compared to net income of $0.20 million, or $.03 per share, for the comparable year ago period. The Company's operations during the three- and nine-month periods ended December 31, 2006 would have been profitable but for the costs related to the administrative proceedings settled in December 2006.

     Investors Capital Holdings continues to pursue its core business strategy of driving revenue growth in high margin segments, such as investment advisory services and trading, by recruiting and providing superior support services to quality representatives who possess the drive and expertise to aggressively grow their respective independent businesses.

     "We look forward to continually enhancing our service offerings and providing our reps with the type of support and technology that makes Investors Capital a premier destination for top-producing representatives nationwide," Mr. Charles added.

     About Investors Capital Holdings:

     Investors Capital Holdings (AMEX:ICH) of Lynnfield, MA is a diversified financial services company dedicated to meeting consumer needs and exceeding consumer expectations for superior service in today's financial markets. The Company's business units include Investors Capital Corporation, Investors Capital Advisory Services, Eastern Point Advisors, ICC Insurance Agency, Inc. and Investors Capital Holdings Securities Corporation. For more information, please call (800) 949-1422 or visit www.investorscapital.com.

     Certain statements contained in this press release that are not historical fact may be deemed to be forward-looking statements under federal securities laws. There are many factors that could cause our future actual results to differ materially from those suggested by or forecast in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, interest rate fluctuations, regulatory changes affecting the financial services industry, competitive factors effecting demand for our services, availability of funding, and other risks identified in the Company's Securities and Exchange Commission filings.


          INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES
======================================================================
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                            December 31,  December 31,
                                                2006          2005
                                            ------------  ------------


Cash and Cash Equivalents                    $5,613,958    $8,953,767

Current and Other Assets                      9,733,436     6,361,311

Property and Equipment, net                   1,276,183       716,433

                                            ------------  ------------
Total Assets                                $16,623,577   $16,031,511
                                            ============  ============


Current Liabilities                           6,488,422     5,653,813

Total Liabilities                             6,488,422     5,653,813

Total Stockholders' Equity                   10,135,155    10,377,698

                                            ------------  ------------
Total Liabilities and Stockholders' Equity  $16,623,577   $16,031,511
                                            ============  ============


          INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES
======================================================================
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                             Quarters Ended December
                                                        31,

                                                2006         2005
                                             ------------ ------------
Revenue:
   Commissions                               $17,982,588  $14,944,156
   Advisory Fees                               1,888,576    1,313,676
   Other Fee Income                              402,410      384,766
   Marketing revenue                             427,425      202,639
   Interest, dividend and investment             212,627      159,179
                                             ------------ ------------
Total Revenue                                 20,913,626   17,004,416

Commission and Advisory Fee Expenses          16,498,437   13,204,912
                                             ------------ ------------

Gross Profit                                   4,415,189    3,799,504

Operating Expenses:
   Advertising                                   138,302      201,912
   Communications                                123,922      159,127
                                             ------------ ------------
Total Selling Expenses                           262,224      361,039

   Compensation and benefits                   2,203,390    1,537,058
   Regulatory, legal and professional          1,830,647    1,137,663
   Occupancy                                     255,928      168,328
   Other administrative                          286,064      270,890
                                             ------------ ------------
Total Administrative Expenses                  4,576,029    3,113,939


Total Operating Expenses                       4,838,253    3,474,978

Operating (Loss) income                         (423,064)     324,526

Total Other (Expense) Other Income                (4,621)      82,321

Net (Loss) Income Before Taxes                  (427,685)     406,847

Net(Loss) Income                               $(320,929)    $201,484

Basic earnings per common share                   $(0.05)       $0.03

Diluted earnings per common share                 $(0.05)       $0.03


                                                Nine Months Ended
                                                    December 31,

                                                2006         2005
                                             ------------ ------------

Revenue:
   Commissions                               $50,730,928  $42,671,689
   Advisory Fees                               4,901,072    3,769,457
   Other Fee Income                              598,443      586,644
   Marketing revenue                             956,371      872,173
   Interest, dividend and investment             584,902      467,934
                                             ------------ ------------

Total Revenue                                 57,771,716   48,367,897

Commission and Advisory Fee Expenses          46,453,981   38,495,624
                                             ------------ ------------

Gross Profit                                  11,317,735    9,872,273

Operating Expenses:

   Advertising                                   639,727      626,575
   Communications                                324,323      460,561
                                             ------------ ------------

Total Selling Expenses                           964,050    1,087,136

   Compensation and benefits                   6,629,987    4,656,097
   Regulatory, legal and professional          3,763,689    2,486,521
   Occupancy                                     721,436      492,310
   Other administrative                          774,963      699,730
                                             ------------ ------------

Total Administrative Expenses                 11,890,075    8,334,658

Total Operating Expenses                      12,854,125    9,421,794

Operating (Loss)Income                        (1,536,390)     450,479

Total Other (Expense) and Other Income           (20,223)      63,470

Net (Loss) Income Before Taxes                (1,556,613)     513,949

Net(Loss) income                             $(1,088,386)    $265,873

Basic Earnings per common share                   $(0.18)       $0.05

Diluted Earnings per common share                 $(0.18)       $0.04


     CONTACT: Investors Capital Holdings, Ltd.
              Timothy B. Murphy, 781-593-8565 ext. 4726
              Chief Financial Officer
              tmurphy@investorscapital.com